Tompkins Financial Corporation 11-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Tompkins Financial Corporation

  Investment and Stock Ownership Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60871) of Tompkins Financial Corporation of our report dated June 27, 2017, relating to the financial statements and supplemental schedule of the Tompkins Financial Corporation Investment and Stock Ownership Plan which appear in this Form 11-K for the year ended December 31, 2016.

Elmira, New York

June 27, 2017